Exhibit 10.2

THE SECURITY REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, THIS SECURITY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

COMPLETE SOLARIA, INC.

CONVERTIBLE PROMISSORY NOTE

July 1, 2024	$[--]

COMPLETE SOLARIA, INC., a Delaware corporation (the “Company”), hereby promises to pay to [--] (the “Initial Holder” and together with its registered assigns, collectively in the singular, the “Holder”) or its registered assigns, the principal amount of [--] and 00/100 Dollars ($[--]) or such lesser remaining amount as a result of any conversions in accordance with Article V of this Note (the “Principal Amount”).

If any payment of principal or interest on this Note shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

ARTICLE I
Defined Terms

The terms defined in this Article I (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Note shall have the respective meanings specified in this Article I. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article I include the plural as well as the singular.

“Additional Shares” shall have the meaning specified in Section 5.6(a).

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D under the Securities Act.

“Board of Directors” shall have the meaning specified in Section 5.3(a).

“Business Day” shall mean any day other than a Saturday, a Sunday, or any other day on which banks in New York City are authorized or required by law or other governmental action to be closed..

“Change of Control” shall mean the occurrence, directly or indirectly, of one or more of the following events (whether in one transaction or a series of related transactions):

(1) any sale, exchange, assignment, conveyance, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person or group of related persons for purposes of Sections 13(d) and 14(d) of the Exchange Act (a “Group”); or

(2) any consolidation, merger or combination involving the Company after which (a) any person or Group is or becomes the beneficial owner, directly or indirectly, of shares of Common Stock representing more than 50% of the total ordinary voting power represented by the issued and outstanding Common Stock of the Company or (b) the Company is not the surviving Person; or

(3) the Company becomes aware that any person or Group is or becomes the beneficial owner, directly or indirectly, of shares of Common Stock representing more than 50% of the total ordinary voting power represented by the issued and outstanding Common Stock of the Company; or

(4) a Delisting Event; or

(5) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

“Change of Control Notice” shall have the meaning specified in Section 6.1(b).

“Change of Control Optional Redemption” shall have the meaning specified in Section 6.1(c).

“Change of Control Redemption Amount” means the amount in cash payable on an Change of Control Redemption Date pursuant to Section 6.2.

“Change of Control Redemption Date” shall have the meaning specified in Section 6.1(a).

“Closing Sale Price” shall have the meaning specified in Section 5.1(d).

“Common Stock” shall have the meaning specified in Section 3.2.

“Company” shall have the meaning specified in the preamble.

“Conversion Date” shall have the meaning specified in Section 5.1(b).

“Conversion Notice” shall have the meaning specified in Section 5.1(b).

“Conversion Price” shall mean, as of any time, $1,000 divided by the Conversion Rate as of such time.

“Conversion Rate” shall have the meaning specified in Section 5.2.

“Delisting Event” means the Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Distributed Assets” shall have the meaning specified in Section 5.3(d).

“DTC” shall have the meaning specified in Section 5.1(c)(iii).

“Effective Date” shall have the meaning specified in Section 5.6(a).

“Event of Default” shall have the meaning specified in Section 4.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall have the meaning specified in Section 5.3(f).

“Expiration Time” shall have the meaning specified in Section 5.3(f).

“Holder” shall have the meaning specified in the preamble.

“Holder Change of Control Redemption Notice” shall have the meaning specified in Section 6.1(c).

“Group” shall heave the meaning specified in the definition of “Change of Control.”

“Initial Holder” shall have the meaning specified in the preamble.

“Maturity Date” means July 1, 2029.

“Notice of Redemption” shall have the meaning specified in Section 7.1(b).

“Optional Redemption” shall have the meaning specified in Section 7.1(a).

“Optional Redemption Price” shall have the meaning specified in Section 7.1(b).

“Organic Change” shall have the meaning specified in Section 5.3(l).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Amount” shall have the meaning specified in the preamble.

“Redemption Date” shall have the meaning specified in Section 7.1(b).

“Reference Property” shall have the meaning specified in Section 5.3(l).

“Securities Act” shall have the meaning specified in the legend above.

“Spin-Off” shall have the meaning specified in Section 5.3(d).

“Spin-Off Valuation Period” shall have the meaning specified in Section 5.3(d).

“Stock Price” shall have the meaning specified in Section 5.6(a).

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the Exchange Act.

“Successor Company” shall have the meaning specified in Section 8.1(a).

“Trading Day” shall mean any day on which trading in the Common Stock generally occurs on the principal U.S. national securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national securities exchange, on the principal other market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City time); provided further that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“Transfer Agent” shall mean Continental Stock Transfer & Trust Company or any successor thereto appointed by the Company.

“Trigger Event” shall have the meaning specified in Section 5.3(d).

“Underlying Shares” shall have the meaning specified in Section 5.1(c)(i).

ARTICLE II
PAYMENT OF INTEREST

This Note will bear regular interest at a rate of 12.0% per annum, payable in cash semi-annually in arrears on each January 1 and July 1 (each, an “Interest Payment Date”), starting July 1, 2025. Upon the occurrence and during the continuance of an Event of Default, this Note will bear default interest at a rate of 3.0% per annum, in addition to regular interest, payable in cash semi-annually in arrears on each Interest Payment Date.

ARTICLE III
PAYMENT OF PRINCIPAL ON NOTE

Section 3.1 Scheduled Payment. Unless converted or redeemed as set forth in this Note, the Principal Amount of this Note, together with any accrued and unpaid interest, shall be due and payable in cash on the Maturity Date.

Section 3.2 Conversion. Notwithstanding any provision contained in this Article III, the Holder of this Note may convert all or any portion of the Principal Amount of this Note into shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), in accordance with Article V, until the time as such remaining outstanding Principal Amount of this Note has been paid in full.

Section 3.3 Redemption upon a Change of Control. Notwithstanding any provision contained in this Article III, if a Change of Control occurs at any time prior to the payment of this Note in full, the Holder of this Note shall have the right, in its sole discretion, to require that the Company redeem all (but not less than all) of the outstanding Principal Amount of the Note, in accordance with Article VI.

Section 3.4 Redemption at the Company’s Option. Notwithstanding any provision contained in this Article III, the Company may redeem all (but not less than all) of the outstanding Principal Amount of the Note, in accordance with and subject to the conditions of Article VII.

ARTICLE IV
EVENTS OF DEFAULT; REMEDIES ON DEFAULT

Section 4.1 Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) (i) The Company defaults in the payment of the Principal Amount, the Change of Control Redemption Amount or the Redemption Price on the Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or redemption or by declaration or otherwise (including pursuant to Article VI and VII) and such failure to pay is not cured within three Business Days after the occurrence thereof or (ii) the Company defaults in the payment of any interest on the Note when the same becomes due and payable and such failure to pay is not cured within 30 calendar days after the occurrence thereof;

(b) the Company’s failure to deliver, when required by this Note, a Change of Control Notice or notice of a Change of Control or an Organic Change pursuant to Section 5.4(c);

(c) a default in the Company’s obligation to convert this Note in accordance with Article V upon the exercise of the conversion right with respect thereto, if such default is not cured within five Business Days after its occurrence;

(d) the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) is subject to involuntary proceedings or an involuntary petition shall be filed seeking liquidation, reorganization, winding up, suspension of payments, dissolution, administration or other relief in respect of the Company, any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ Affiliates, or of all or a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law, (iv) is subject to the involuntary appointment of a receiver, interim receiver, receiver-manager, trustee, custodian, conservator, liquidator, administrative receiver, administrator, compulsory manager or similar official for the Company or any of the Company’s or its Subsidiaries’ Affiliates, or of all or a substantial part of its assets, (v) makes an assignment for the benefit of its creditors, (vi) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (vii) is adjudicated as insolvent or to be liquidated;

(e) the Company, any Subsidiary of the Company or any of their respective Affiliates fails to pay principal when due (whether at stated maturity or otherwise) or an uncured default exists that results in the acceleration of maturity of any indebtedness of the Company, any Subsidiary of the Company or any of their respective Affiliates in an aggregate amount in excess of $10,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within any applicable cure period set forth in the relevant agreement or instrument;

(f) one or more final non-appealable judgments for the payment of money in any aggregate amount in excess of $10,000,000 shall be rendered against the Company, any Subsidiary of the Company or any of their respective Affiliates, or any combination thereof, and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company, any Subsidiary of the Company or any of their respective Affiliates to enforce any such judgment; or

(g) a court or governmental authority of competent jurisdiction enters an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within 60 days.

Section 4.2 Acceleration.

(a) If an Event of Default with respect to the Company described in subsection (d) or (g) of Section 4.1 has occurred, the Note shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Holder of the Note may, at any time, at its option, by notice to the Company, declare the Note to be immediately due and payable.

(c) Upon the Note becoming due and payable under this Section 4.2, whether automatically or by declaration, the Note will forthwith mature and the entire unpaid Principal Amount, together with any accrued and unpaid default interest, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 4.3 Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 4.2, the Holder of the Note may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, for an injunction against a violation of any of the terms hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 4.4 No Waivers or Election of Remedies; Expenses. No course of dealing and no delay on the part of the Holder of the Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. The Company shall pay the Principal Amount, regular interest, default interest, Redemption Price and Change of Control Redemption Amount of the Note without any deduction for any setoff or counterclaim. No right, power or remedy conferred by the Note upon the Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the Holder of the Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such Holder incurred in any enforcement or collection under this Article IV, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 4.5 Waiver of Demand. The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that the Holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

ARTICLE V
CONVERSION

Section 5.1 Conversion Procedure.

(a) At any time prior to the payment of the Principal Amount of this Note in full, the Holder of this Note may convert all of the outstanding Principal Amount of this Note or any portion thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, into a number of shares of Common Stock determined by the following calculation: (i) the portion of the Principal Amount of the Note designated by such Holder to be converted, divided by (ii) $1,000, multiplied by (iii) the Conversion Rate (as defined below) then in effect.

(b) Except as otherwise expressly provided herein, each conversion of this Note shall be deemed to have been effected as of the close of business on the date (the “Conversion Date”) on which the Holder of this Note has completed, signed and delivered to the Company an irrevocable conversion notice in the form attached to this Note as Attachment 1 (the “Conversion Notice”). At such time as such conversion has been effected, the rights of the Holder of this Note as such Holder to the extent of the conversion and the converted part of the Note shall cease, and the Person or Persons in whose name or names the shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(c) As soon as possible after a conversion has been effected (but in any event within two Business Days in the case of clause (i) below), the Company shall do the following:

(i) register the issuance to the converting Holder of the number of shares of Common Stock issuable upon conversion (in whole or in part) of this Note (the “Underlying Shares”) in the Company’s share transfer registry;

(ii) issue the Underlying Shares and deposit such Underlying Shares with the Transfer Agent, in the name and on behalf of the Holder of the Note;

(iii) cause the Transfer Agent to issue and deliver to the converting Holder certificates or a book-entry transfer for the relevant number of shares of Common Stock to Holder; provided, that, if (y) either (A) the a shelf registration statement for the resale of the shares of Common Stock to be issued upon conversion is effective and available or (B) the Underlying Shares would be eligible for resale pursuant to Rule 144 by the Holder, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act, and (x) the Holder elects in the applicable Conversion Notice to receive such Underlying Shares through the Depository Trust Company (“DTC”), the Company shall credit such aggregate number of Underlying Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through DTC’s Deposit/Withdrawal at Custodian (DWAC) system; and

(iv) if the Holder has surrendered this Note in connection with such conversion, except where the entire Principal Amount is converted in full, deliver to the Holder a new Note representing the portion of the Principal Amount which was not converted.

The Holder shall cooperate with the Company and the Transfer Agent to facilitate the process outlined above, including through the execution of the Conversion Notice. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal Amount is being converted. The Holder and the Company shall maintain records showing the Principal Amount converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon any such partial conversion. The Holder and any transferee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any portion of this Note, the Principal Amount of this Note may be less than the principal amount stated on the face hereof.

(d) If a fractional share of Common Stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall in the event the conversion is being consummated in connection with repayment in full of the Note, pay in cash an amount equal to the market price of such fractional share based on the closing price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of the Common Stock as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded (the “Closing Sale Price”) on the Conversion Date; provided, that if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” shall be the last quoted bid price for per share of Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization; provided, further that if the Common Stock is not so quoted, the “Closing Sale Price” shall be the average of the mid-point of the last bid and ask prices per share of Common Stock on the relevant date from a nationally recognized independent investment banking firm selected by the Holder for this purpose.

(e) The issuance of the Underlying Shares upon conversion of this Note shall be made without charge to the Holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Underlying Shares, unless the tax is due because the Holder requests such Underlying Shares be issued in a name other than the Holder’s name, in which case the Holder shall pay the tax. Upon conversion of this Note, the shares of Common Stock issuable upon such conversion shall be, and the Company shall take all such actions as are necessary in order to ensure that the shares of Common Stock issuable upon such conversion shall be, validly issued, fully paid and nonassessable.

(f) The Company shall not close its books against the transfer of shares of Common Stock issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note.

Section 5.2 Conversion Rate. The Principal Amount of this Note shall be convertible into shares of Common Stock at a rate (subject to adjustment as provided in this Article V, the “Conversion Rate”) initially equal to 595.2381 shares of Common Stock per $1,000 Principal Amount of the Note. The Conversion Rate shall be subject to adjustment from time to time pursuant to Section 5.3.

Section 5.3 Adjustments to Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs:

(a) In case the Company shall, at any time or from time to time while the Note is outstanding, pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to all or substantially all holders of the Common Stock, then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	OS1
OS0

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution;

CR1	=	the Conversion Rate in effect on the ex-dividend date for such dividend or distribution;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution.

Any adjustment made pursuant to this Section 5.3(a) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution that is the subject of this Section 5.3(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the board of directors of the Company (the “Board of Directors”) publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock or combined or reverse split into a smaller number of shares of Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the effective date of such subdivision or combination;

CR1	=	the Conversion Rate in effect on the effective date of such subdivision or combination;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the effective date of such subdivision or combination; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, giving effect to such subdivision or combination.

Any adjustment made pursuant to this Section 5.3(b) shall become effective immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(c) In case the Company shall issue rights (other than rights issued pursuant to a shareholders’ rights plan or a dividend or distribution on the Common Stock in shares of Common Stock as set forth in Section 5.3(a) above) or warrants to all or substantially all holders of its Common Stock entitling them to purchase, for a period expiring within 45 calendar days of the date of issuance, shares of Common Stock at a price per share of Common Stock less than the average of the Closing Sale Prices of the Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the ex-dividend date for the distribution, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	OS0+X
OS0+Y

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such issuance;

CR1	=	the Conversion Rate in effect on the ex-dividend date for such issuance;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of Common Stock equal to the quotient of (x) aggregate price payable to exercise such rights or warrants, divided by the average of the Closing Sale Prices of the Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the ex-dividend date for such issuance.

Any adjustment made pursuant to this Section 5.3(c) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance. If any rights or warrants described in this Section 5.3(c) are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable to exercise such rights and warrants, there shall be taken into account any consideration received by the Company for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors).

(d) In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding Common Stock of any class of share capital of the Company or evidences of its indebtedness or assets (including securities, but excluding (i) any dividends or distributions referred to in Section 5.3(a), (ii) any rights or warrants referred to in Section 5.3(c), (iii) any dividends or distributions referred to in Section 5.3(e), (iv) any dividends or distributions in connection with an Organic Change to which Section 5.3(e) applies, or (v) any Spin-Offs to which the provisions set forth below in this Section 5.3(d) applies) (any of the foregoing hereinafter in this Section 5.3(d) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such distribution;

CR1	=	the Conversion Rate in effect on the ex-dividend date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock during the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value on the ex-dividend date for such distribution of the Distributed Assets so distributed applicable to one share of Common Stock, as determined in good faith by the Board of Directors.

In the event where there has been a payment of a dividend or other distribution on the Common Stock consisting of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”) that are, or when issued, will be, traded or listed on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or any other U.S. national securities exchange or market, then the Conversion Rate shall instead be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such distribution;

CR1	=	the Conversion Rate in effect on the ex-dividend date for such distribution;

FMV0	=	the average of the Closing Sale Prices of the Distributed Assets applicable to one share of Common Stock during the ten consecutive Trading Day period commencing on and including the effective date of the Spin-Off (the “Spin-Off Valuation Period”); and

MP0	=	the average of the Closing Sale Prices of the Common Stock during the Spin-Off Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur on the earlier of (x) the date that is immediately after the end of the Spin-Off Valuation Period or (y) the Conversion Date; provided that in the event of any conversion during the Spin-Off Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date of such Spin-Off to, and including, the Conversion Date.

Any adjustment made pursuant to this Section 5.3(d) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution. If any dividend or distribution of the type described in this Section 5.3(d) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s share capital (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 5.3 (and no adjustment to the Conversion Rate under this Section 5.3 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 5.3(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights. In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 5.3 was made, (A) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of its Common Stock as of the date of such redemption or repurchase and (B) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

No adjustment of the Conversion Rate shall be made pursuant to this Section 5.3(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed to the Holder of this Note upon conversion by such Holder of this Note.

(e) In case the Company shall pay a dividend or otherwise distribute to all or substantially all holders of its Common Stock a dividend or other distribution of exclusively cash excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – DIV

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution;

CR1	=	the Conversion Rate in effect on the ex-dividend date for such dividend or distribution;

SP0	=	the Closing Sale Price of the Common Stock during the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-dividend date for such dividend or distribution; and

DIV	=	the amount in cash per share of Common Stock the Company distributes to holders of its Common Stock.

Any adjustment made pursuant to this Section 5.3(e) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution of the type described in this Section 5.3(e) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(f) In case of purchases of the shares of Common Stock pursuant to a tender offer or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock, to the extent that the fair market value, as determined in good faith by the Board of Directors, of cash and any other consideration included in the payment per share of Common Stock exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended) (the “Expiration Date”), the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	FMV + (SP1 x OS1)
SP1 x OS0

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Expiration Date;

CR1	=	the Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the Expiration Date;

FMV	=	the fair market value, on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date, as determined in good faith by the Board of Directors;

OS1	=	the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”), after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time; and

SP1	=	the average of the Closing Sale Prices of the Common Stock during the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately after the Expiration Date.

Any adjustment made pursuant to this Section 5.3(f) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the Expiration Date. If the Company, or one of its Subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting all such purchases or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 5.3(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 5.3(f).

(g) In cases where the fair market value, as determined in good faith by the Board of Directors, of Distributed Assets and cash, including with respect to a Spin-Off, as to which Section 5.3(d) and Section 5.3(e) apply, applicable to one share of Common Stock, distributed to holders of the Common Stock equals or exceeds the average of the Closing Sale Prices of the Common Stock during the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-dividend date for such distribution, then, rather than being entitled to an adjustment in the Conversion Rate, Holder will be entitled to receive upon conversion of each $1,000 of Principal Amount in respect of this Note, in addition to the Conversion Shares, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution, if any, that Holder would have received if Holder had converted such $1,000 of Principal Amount in respect of this Note immediately prior to the record date for determining the shareholders entitled to receive the distribution.

(h) In addition to those adjustments required by clauses (a)-(g) of this Section 5.3, and to the extent permitted by applicable law and subject to the applicable rules of the Nasdaq Global Select Market and any other securities exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest, and the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares of Common Stock or similar event.

(i) All calculations under this Article V shall be made in good faith by the Company in accordance with this Article V, and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share of Common Stock, as the case may be. No adjustment need be made for rights to purchase shares of Common Stock pursuant to a Company plan for reinvestment of dividends or for any issuance of shares of Common Stock or convertible or exchangeable securities or, except as provided in this Section 5.3, rights to purchase shares of Common Stock or convertible or exchangeable securities. The Company shall certify to Holder that all calculations are made in compliance with this Article V, and shall show Holder in detail the facts upon which such calculations and adjustments were made.

(j) For purposes of this Section 5.3, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(k) Notwithstanding any of the foregoing clauses in this Section 5.3, the applicable Conversion Rate will not be adjusted pursuant to this Section 5.3(k) in the event of a distribution that would otherwise give rise to adjustment pursuant to clause (d) or (e) of this Section 5.3, if (but only if) Holder otherwise participates in such distribution, at the same time such distribution is effected to holders of shares of Common Stock, on an as-converted basis (as if Holder had converted the Principal Amount at the then applicable Conversion Rate) but without the conversion of this Note actually taking place.

(l) Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction (other than a subdivision or combination solely of the Common Stock), which in each case is effected in such a manner that holders of the Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for or upon conversion of the Common Stock is referred to herein as an “Organic Change.” In the event of an Organic Change prior to repayment in full of the Note, then:

(A) at the effective time of the Organic Change, the right to convert each $1,000 Principal Amount of this Note will be changed into the right to convert such Principal Amount of this Note into the kind and amount of shares, other securities or other property or assets (including cash) or any combination thereof that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Organic Change would have owned or been entitled to receive upon such Organic Change (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock would have owned or been entitled to receive upon such Organic Change); and

(B) at or prior to the effective time of such Organic Change, the Company or Successor Company, as the case may be, and any other issuer of securities constituting Reference Property shall execute and deliver to the Holder a supplement to this Note providing for such change in the right to convert each $1,000 Principal Amount of this Note.

The Company shall not become a party to any Organic Change unless the terms thereof are consistent with this Section 5.3(1).

Such supplement described in the first paragraph of this Section 5.3(1) shall provide for anti-dilution and other adjustments, and covenants for protection of the interests of the Holders of this Note, in respect of the Reference Property (and, if the Reference Property represents underlying securities, such securities) that shall be as nearly equivalent as is practicable to the adjustments and covenants provided for in this Article V in respect of the Common Stock. If, in the case of any Organic Change, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the Company or Successor Company, as the case may be, then such supplement shall contain such additional provisions to protect the interests of the Holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

When the Company executes and delivers such supplement to this Note pursuant to the foregoing, the Company shall promptly deliver to the Holder an officer’s certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or assets that will comprise a unit of Reference Property (and, if the Reference Property represents underlying securities, such securities) after any such Organic Change, any adjustment to be made with respect thereto and that all conditions precedent in this Note to such execution and delivery have been complied with.

None of the foregoing provisions shall affect (i) the right of the Holder of this Note to convert all or any portion of the Principal Amount of this Note into shares of Common Stock prior to the effective time of such Organic Change, (ii) if such Organic Change constitutes a Change of Control, the rights of the Holder of this Note, at its option, to cause redemption of this Note upon the Change of Control Redemption Date in respect of such Change of Control in accordance with Article VI or (iii) regardless of whether such Organic Change constitutes a Change of Control, the right of the Holder of this Note to continue to hold this Note after consummation of such Organic Change and at any time thereafter prior to the payment of the Principal Amount of this Note in full, to convert this Note into Reference Property.

The above provisions of this Section 5.3(1) shall similarly apply to successive Organic Changes.

Notwithstanding the Conversion Rate adjustment provisions described in Section 5.3(a) through (f), no adjustment to the Conversion Rate shall be made pursuant to such provisions in the event of any dividend, distribution or issuance upon an Organic Change to which the provisions under this Section 5.3(1) apply.

Section 5.4 Notices.

(a) Immediately upon any adjustment of the Conversion Rate, the Company shall send written notice thereof to the Holder of this Note, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) The Company shall send written notice to the Holder of this Note at least 20 days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, any subdivision, stock split, reverse stock split or combination, or any tender offer or exchange offer or (ii) with respect to any pro rata subscription offer to holders of the Common Stock.

(c) The Company shall also give at least 20 days’ prior written notice to the Holder of this Note of the date on which any Change of Control, Organic Change, dissolution or liquidation shall take place.

Section 5.5 Adjustments of Prices. Whenever any provision of this Note requires the Company to calculate the Closing Sale Prices over a span of multiple days (including the Spin-Off Valuation Period and any other period for determining the Closing Sale Prices for purposes of adjustments to the Conversion Rate pursuant to Section 5.3), the Company shall make any adjustments to each that it reasonably determines to be appropriate to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate (or changes to the market price per share of Common Stock resulting from any such event) where the ex-dividend date, effective date or Expiration Time, as the case may be, of the event occurs at any time during the period when such Closing Sale Prices are to be calculated, without duplication of any adjustment made pursuant to Section 5.3. The Company will likewise make appropriate adjustments where a Conversion Rate adjustment otherwise required to be made pursuant to the provisions of Sections 5.3(a) through (f) is not made in accordance with the provisions of Section 5.3(g) that permit participation by Holder in a distribution in lieu of such Conversion Rate adjustment.

Section 5.6 Increase to Conversion Rate in Connection with a Change of Control or Optional Redemption.

(a) If (i) a Change of Control occurs and the Conversion Date for any conversion of this Note occurs during the period from, and including, the effective date of such Change of Control to, and including, the thirty-fifth (35th) Trading Day after such effective date of the related Change of Control or (ii) the Company sends a Notice of Redemption pursuant to Article VII of this Note and the Conversion Date for any conversion of this Note occurs during the period from, and including, the date of the Notice of Redemption to, and including, the Trading Day immediately preceding the related Redemption Date (or, if the Company defaults in the payment of the Optional Redemption Price, such later date on which the Optional Redemption Price has been paid or duly provided for), then, subject to this Section 5.6, the Conversion Rate applicable to such conversion will be increased by a number of shares (the “Additional Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the date on which the Change of Control occurs or becomes effective or the date the Company delivers the Notice of Redemption, as the case may be (in each case, the “Effective Date”) and the price paid (or deemed to be paid) per share of the Common Stock in the Change of Control or determined with respect to the Notice of Redemption (in each case, the “Stock Price”) of such Make-Whole Fundamental Change or Optional Redemption, as applicable.

	Stock Price
Effective Date	$1.12	$1.25	$1.50	$1.75	$2.00	$2.18	$2.52	$2.75	$3.00	$5.00	$7.50	$10.00	$15.00	$20.00	$30.00	$50.00	$100.00	$200.00	$300.00	$500.00
July 1, 2024	297.6190	263.2480	215.7333	183.0571	159.1650	145.5780	125.4563	114.7782	105.0833	62.8640	41.8933	31.4190	20.9460	15.7095	10.4730	6.2838	3.1419	1.5710	1.0473	0.0000
July 1, 2025	297.6190	245.4000	198.1533	166.6171	144.0700	131.4174	112.9048	103.1636	94.3633	56.3520	37.5507	28.1620	18.7747	14.0810	9.3873	5.6324	2.8162	1.4081	0.9387	0.0000
July 1, 2026	297.6190	222.3600	174.2400	143.7886	122.9300	111.5505	95.2738	86.8618	79.3367	47.2680	31.4960	23.6220	15.7480	11.8110	7.8740	4.7244	2.3622	1.1811	0.7874	0.0000
July 1, 2027	297.6190	197.1600	144.3133	113.8743	94.7900	85.0229	71.7579	65.1709	59.3867	35.3040	23.5280	17.6460	11.7640	8.8230	5.8820	3.5292	1.7646	0.8823	0.5882	0.0000
July 1, 2028	297.6190	177.6160	108.3867	74.2000	56.8500	49.4220	40.6786	36.7491	33.4233	19.8900	13.2587	9.9440	6.6293	4.9720	3.3147	1.9888	0.9944	0.4972	0.3315	0.0000
July 1, 2029	297.6190	177.6160	71.4267	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such Effective Date or Stock Price is not set forth in the table above, then:

(i) if such Stock Price is between two Stock Prices in the table above or the Effective Date is between two dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable; and

(ii) if the Stock Price is greater than $500.00 (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 5.6(b)), or less than $1.12 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary in this Note, in no event will the Conversion Rate be increased to an amount that exceeds 892.8571 shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to Section 5.3.

(b) Adjustment of Stock Prices and Number of Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in Section 5.6(a) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of Section 5.3. The numbers of Additional Shares in the table set forth in Section 5.6(a) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 5.6(a).

ARTICLE VI
HOLDER’s rights upon CHANGE OF CONTROL

Section 6.1 General.

(a) Subject to the terms of this Article VI, if a Change of Control occurs at any time prior to the payment of this Note in full, regardless of whether the Change of Control also constitutes an Organic Change or an Organic Change otherwise occurs, the Holder of this Note shall have the right, in its sole discretion, to require that the Company redeem all (but not less than all) of the outstanding Principal Amount of the Note on the date specified by the Company (the “Change of Control Redemption Date”), that is not less than 20 nor more than 60 days following the date of the Change of Control Notice (as defined below).

(b) On or before the 20th day after the occurrence of a Change of Control, the Company shall provide to the Holder of this Note a written notice (the “Change of Control Notice”) of the occurrence of the Change of Control specifying:

(i) the events causing the Change of Control;

(ii) the effective date of the Change of Control;

(iii) the Conversion Rate in effect on the date of such Change of Control Notice and a description and quantification of any adjustments to the Conversion Rate that may result from such Change of Control (including pursuant to Section 5.6 of this Note);and

(iv) the Change of Control Redemption Date.

No failure of the Company to give the foregoing notice and no defect therein shall limit the Holder’s right of optional redemption or affect the validity of the proceedings for the redemption of the Note.

(c) Any redemption of this Note under this Article VI shall be made at the option of the Holder of this Note upon delivery to the Company by the Holder of a written notice (a “Holder Change of Control Redemption Notice”) stating that it elects to require the Company to redeem (a “Change of Control Optional Redemption”) all of the outstanding Principal Amount of the Note.

Section 6.2 Mechanics of Holder Change of Control Optional Redemption. If the Holder of this Note delivers a Holder Change of Control Redemption Notice electing a Change of Control Optional Redemption in accordance with this Article VI, then, on the Change of Control Redemption Date, the Company shall redeem the Note in cash at a price equal to 100% of the outstanding Principal Amount of the Note, plus accrued and unpaid interest to, but excluding, the Change of Control Redemption Date.

Section 6.3 No Effect on Holder Conversion Right. None of the foregoing provisions shall affect the right of the Holder of this Note to convert all or any portion of the Principal Amount of this Note into shares of Common Stock prior to or after the effective time of any Change of Control, including any adjustment to the Conversion Rate as a result of Section 5.6 in connection with such Change of Control.

ARTICLE VII
REDEMPTION AT OPTION OF THE COMPANY

Section 7.1 Redemption at Option of the Company.

(a) This Note shall not be redeemable by the Company prior to July 5, 2026. The Company may redeem (an “Optional Redemption”) for cash all (but not less than all) of this Note, at the Optional Redemption Price, (i) on or after July 5, 2026 and prior to July 1, 2027, if the Closing Sale Price of the Common Stock has been at least 150% of the Conversion Price then in effect, and (ii) on or after July 5, 2027 and prior to the Maturity Date, if the Closing Sale Price of the Common Stock has been at least 130% of the Conversion Price then in effect, in each case of (i) and (ii), for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period (including the last Trading Day of such period) ending on, and including, the Trading Day immediately preceding the date on which the Company provides the Notice of Redemption in accordance with this Note.

(b) To exercise its Optional Redemption right pursuant to this Section 7.1, the Company shall provide written notice of redemption (a “Notice of Redemption”) specifying the date of the redemption (the “Redemption Date”), which shall be at least 15 calendar days and not more than 60 calendar days following the date of the Notice of Redemption, and the Optional Redemption Price, which shall be 100% of the principal amount of this Note, plus accrued and unpaid interest to, but excluding, the Redemption Date (the “Optional Redemption Price”).

(c) Following delivery of a Notice of Redemption to the Holder, this Note will become due and payable on the Redemption Date, and on the Redemption Date, the Holder shall surrender this Note to the Company, and the Company shall pay the Holder the Optional Redemption Price. On and after the Redemption Date, interest will cease to accrue on this Note unless the Company defaults in the payment of the Optional Redemption Price and accrued interest.

Section 7.2 No Effect on Holder Conversion Right. None of the foregoing provisions shall affect the right of the Holder of this Note to convert all or any portion of the Principal Amount of this Note into shares of Common Stock prior to the Redemption Date, including any adjustment to the Conversion Rate as a result of Section 5.6 in connection with such Optional Redemption.

ARTICLE VIII
SUCCESSORS

Section 8.1 The Company May Consolidate, Combine, Merge, etc., only on Certain Terms. The Company shall not, in a single transaction or through a series of related transactions, consolidate, combine or merge with or into any other Person, or, directly or indirectly, sell, exchange, assign, convey, transfer, or otherwise dispose of, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person or group of affiliated Persons (in each case other than to one or more of its Subsidiaries), except that the Company may consolidate, combine or merge with or into, or sell, exchange, assign, convey, transfer, or otherwise dispose of, all or substantially all of its assets to another Person if:

(a) the Company is the surviving Person or the resulting, surviving, transferee or successor Person (the “Successor Company”) (if other than the Company) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, and expressly assumes, by an agreement supplemental hereto, all obligations of the Company under this Note, including payment of the Principal Amount on the Note, and the performance and observance of all of the covenants and conditions of this Note to be performed by the Company;

(b) immediately after giving effect to such transaction, no Event of Default has occurred and is continuing; and

(c) if such transaction constitutes an Organic Change, the Company or the Successor Company, as applicable, complies with the provisions of Section 5.3(l) and, if the transaction constitutes a Change of Control, Article VI.

Section 8.2 Successor Substituted. Upon any consolidation or combination of the Company with, or merger of the Company with or into, any other Person or any sale, exchange, assignment, conveyance, transfer, or other disposal of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person in accordance with Section 8.1, the Successor Company formed by such consolidation or combination or with or into which the Company is merged or to which such sale, exchange, assignment, conveyance, transfer, or other disposal is made shall succeed to, and may exercise every right and power of, the Company under this Note with the same effect as if such Successor Company had been named as the Company herein. If the predecessor is still in existence after such transaction, it will be released from its obligations and covenants under this Note.

ARTICLE IX
TRANSFER OF THE NOTE

Section 9.1 Transferability. Subject to compliance with any applicable securities laws, the Holder of this Note may transfer this Note in full to any other Person subject to the Company’s consent, not to be unreasonably withheld or delayed. Any such transfer request shall be notified to the Company according to the terms hereof and be accompanied by updated wire instructions for the new Holder(s) of this Note. In connection with any such transfer, upon surrender to the Company of this Note for transfer, the Company shall deliver to the assignee(s) designated by Holder a Note or Notes of like tenor and terms for the appropriate Principal Amount.

ARTICLE X
AMENDMENT AND WAIVER

The provisions of this Note may only be amended with the written consent of the Company and the Holder of this Note.

ARTICLE XI
CANCELLATION

After the entire Principal Amount at any time owed on this Note, together with any accrued and unpaid default interest, has been paid in full or this Note has been converted in full to shares of Common Stock or redeemed in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE XII
NOTICES

Section 12.1 All notices or other communications required or permitted hereunder shall be sent by electronic mail, addressed as follows:

If to the Company:

Complete Solaria, Inc.

Attn: Thurman Rodgers, Chief Executive Officer

45700 Northport Loop East

Fremont, CA 94538

Email: tjr@tjrodgers.com

And a copy (which shall not constitute notice) to:

Cooley LLP

Attn: Matthew Hemington

3175 Hanover Street

Palo Alto, CA 94304-1130

Email: HEMINGTONMB@cooley.com

If to the Holder:

[--]

ARTICLE XIII
PAYMENTS; TAXATION

Section 13.1 Payments. This Note is payable without relief from valuation or appraisement laws. All payments to be made to Holder of the Note shall be made in the lawful money of the United States of America in immediately available funds.

Section 13.2 Taxation. Any and all payments (or deemed payments) to be made (or deemed made) by the Company to the Holder of this Note shall be made without withholding or deduction for or on account of any taxes, duties or similar charges imposed by any taxing authority. If any applicable law requires the deduction or withholding of any taxes, duties or governmental charges from any such payment (or deemed payment), the sum payable (or deemed payable) by the Company to the Holder shall be increased as necessary so that after such withholding or deduction has been made (including such deduction and withholding applicable to additional sums payable under this Section 13.2), the Holder receives an amount equal to what it would have received had no such withholding or deduction been made.

ARTICLE XIV
PLACE OF PAYMENT

Payments of principal and other amounts shall be made by wire transfer to the account designated in writing by the Holder at or prior to the time of initial issuance of this Note, or to such other address or to the attention of such other person as specified by Holder upon prior written notice to the Company.

ARTICLE XV
GOVERNING LAW

THIS NOTE AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

ARTICLE XVI
RANKING

The Note is a senior unsecured obligation of the Company and will rank pari passu in right of payment with all other senior and unsubordinated obligations of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note on July 1, 2024.

COMPLETE SOLARIA, INC.

By:
Name:	Thurman J. Rodgers
Title:	Chief Executive Officer

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

FORM OF HOLDER CONVERSION NOTICE

Date: _________________, 202__

Complete Solaria, Inc.

Attn: Chief Executive Officer

45700 Northport Loop East

Fremont, CA 94538

The undersigned Holder hereby gives notice to Complete Solaria, Inc., a Delaware corporation (the “Company”), pursuant to that certain Convertible Promissory Note made by the Company to the Holder on July 1, 2024 (the “Note”), that the Holder elects to convert all or such portion (that is $1,000 Principal Amount or an integral multiple thereof) of the outstanding Principal Amount of the Note set forth below into fully paid and non-assessable shares of Common Stock of the Company as of the date specified below. Said conversion shall be based on the Conversion Rate as provided in the Note. In the event of a conflict between this Holder Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of the Holder in its sole discretion, the Holder may provide a new form of Holder Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Conversion Date: ____________

B.	Conversion Amount: Check one:

☐ Entire Outstanding Balance

☐ $______________________

Please issue the shares of Common Stock into which the Note is being converted (in the form of uncertificated shares represented by an electronic position) to Holder, or for its benefit, as follows:

Issue to:	Name of registered holder:

Mailing Address:

Email Address:

Phone Number:

☐ Check here if requesting transfer of the Conversion Shares electronically (via DWAC) to the following account:

Broker:

DTC#:

Account #:

Account Name:

Address:

[Signature Page Follows]

Sincerely,

Holder:

[--]

By:
Name:
Title:

[Signature Page to Holder Conversion Notice]